NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO
Mitcham Industries, Inc
936-291-2277
Jack Lascar / Karen Roan
Dennard Rupp Gray & Easterly (DRG&E)
713-529-6600

MITCHAM INDUSTRIES ACQUIRES SOFTWARE RIGHTS

Arrangement Includes Collaboration Agreement for Future Upgrades and Products

HUNTSVILLE, TX – DECEMBER 27, 2007 – Mitcham Industries, Inc. (NASDAQ: MIND) (“Company”) announced today that its Seamap unit has completed an agreement with the principals of Tanglesolve Instrumentation Ltd. to acquire all intellectual property rights related to the source controller software utilized in its GunLink product line. This software had been developed by Tanglesolve under a cooperation agreement with Seamap.

Under the prior agreement, Tanglesolve received a royalty for each GunLink unit sold by Seamap. With the new agreement, there will be no royalties on future sales of existing GunLink products. The arrangement also includes ongoing support and collaboration agreements with the principals of Tanglesolve, as well as a non-compete provision with Seamap in related areas. The total cost of acquiring these rights, less certain accrued royalties which will not be paid, amounts to approximately $1.5 million.

Bill Mitcham, the Company’s President and CEO, stated, “We are pleased with this agreement which gives us greater control over the intellectual property and related software, improved flexibility in the utilization of intellectual property and, more importantly, will result in enhanced margins due to the elimination of future royalty payments. We anticipate that the collaboration agreement for development of new products will also benefit Seamap.”

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future results of operations, demand for the Company’s products and services, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2007 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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